           Exhibit 23.1 - Consent of Independent Public Accountants



The Board of Directors
Fulton Financial Corporation


     We consent to the inclusion in the December 31, 1998 Form 10-K of Fulton Financial Corporation of our report dated January 30, 1998, with respect to the consolidated balance sheets of Keystone Heritage Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the Form 8-K/A of Fulton Financial Corporation dated May 21, 1998.


/s/ KPMG LLP

Harrisburg, Pennsylvania
March 25, 1999